UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 8, 2003

PRANDIUM, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-14051	33-0197361
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 Alton Parkway
Irvine, California	92606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 863-8500

Not applicable

(Former name or former address, if changed since last report.)

Item 3.    Bankruptcy or Receivership.

On October 8, 2003, each of Chi Chi’s, Inc. (“Chi Chi’s”) and Koo Koo Roo, Inc. (“Koo Koo Roo” and together with Chi Chi’s, the “Subsidiaries”), both indirect operating subsidiaries of Prandium, Inc. (the “Registrant”) filed a voluntary petition under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware, case numbers 03-13063-PJW and 03-13069-PJW, respectively (the “Bankruptcy Court”). The Subsidiaries remain in possession of their assets and properties, and continue to operate their businesses and manage their properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

In conjunction with the Subsidiaries’ Chapter 11 filings with the Bankruptcy Court, Chi Chi’s has entered into a non-binding letter of intent with CC Acquisition Holding Co., LLC, a newly formed entity whose majority owner is Worldwide Entertainment, Inc., a Delaware corporation controlled by Jack Utsick, and Koo Koo Roo has entered into a definitive asset purchase agreement with Fuddruckers, Inc. (“Fuddruckers”) pursuant to which it will sell substantially all of its assets for a cash purchase price of $3,953,000.

Additionally, the Registrant is in negotiations to enter into a definitive asset purchase agreement whereby The Hamlet Group, Inc., another indirect operating subsidiary of the Registrant, would sell substantially all of its assets to Fuddruckers in a separate transaction.

There can be no assurance that the transactions contemplated by the non-binding letter of intent or the definitive asset purchase agreement will be consummated or that the negotiations with respect to the sale of substantially all of the assets of The Hamlet Group will result in the execution of a definitive asset purchase agreement. Further, it is not possible to presently determine what value, if any, will ultimately be received by the Registrant, as the parent company shareholder of the Subsidiaries and The Hamlet Group.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRANDIUM, INC.

October 9, 2003	By:	/s/ HUGH G. HILTON

Hugh G. Hilton Chief Executive Officer